Exhibit 99.1

Sonic Foundry Announces Fiscal 2021 Third Quarter Financial Results

MADISON, Wis. – August 12, 2021 - Sonic Foundry, Inc. (OTC Pink Sheets: SOFO), the trusted leader for video creation, management solutions as well as virtual and hybrid events, today announced consolidated financial results for its fiscal 2021 second quarter ended June 30, 2021.

Fiscal 2021 Third Quarter Highlights

•	Total revenues of $8.7 million, 9 percent increase compared to the $7.9 million revenue in the third quarter of 2020
•	Gross margin was $6.0 million, or 70 percent of sales, compared to $5.7 million, or 73 percent of sales, in the third quarter of 2020.
•

Net income attributable to common stockholders of $2.6 million, comprised of $2.3 million from forgiveness of the Payroll Protection Program loan, and $0.3 million from operations. Net income per share was $0.33, compared to net income of $107 thousand, or $0.01 per share in the third quarter of 2020.

•	Adjusted EBITDA was $606 thousand compared to $353 thousand in the third quarter of 2020.

Year-to-date Financial Highlights

•	Total year-to-date revenues of $26.5 million compared to $24.6 million through the third quarter of 2020, a $1.9 million or 8 percent increase
•	Gross margin was $18.9 million, or 71 percent of sales, compared to $17.8 million, or 73 percent of sales, year-to-date through the third quarter of 2020.
•

Year-to-date net income attributable to common stockholders of $3.5 million, or $0.44 per share, compared to net loss of $(618) thousand, or $(0.09) per share, year-to-date through the third quarter of 2020.

•	Year-to-date adjusted EBITDA was $2.7 million compared to $767 thousand, year-to-date through the third quarter of 2020.

Fiscal 2021 Third Quarter Review

Service revenue, including support, cloud services events, and installs were $6.0 million, 16 percent increase compared to prior year revenue of $5.2 million in the same period. Product revenue remains consistent compared to prior year revenue at $2.7 million during the same period of fiscal year 2021. Cloud services revenue increased 18 percent in the third quarter of 2021 compared to the same quarter last year. The increase reflects the company’s strategy to invest and execute services in the cloud services product offering. Event revenue is $1.7 million, a substantial increase from $893 thousand at third quarter of 2020.

Year-to-date Financial Review

Service revenue, including support, cloud services, events, and professional services were $19.1 million year to date on June 30, 2021, compared to $17.0 million in the prior year. Product revenue was $7.4 million year to date through the third quarter of 2021 compared to $7.6 million during the same period last year. Notably, year-to-date revenue related to cloud services increased 34 percent as of the third quarter of 2021 compared to the same period last year. Event revenue increased by 17 percent at nine months ended on June 30, 2021, compared to the same period last year. The company expects to recognize $3.2 million of the current unearned revenue in the fourth quarter of fiscal 2021.

“This has been a big quarter for us as we continue to achieve our growth plan,” said Joe Mozden Jr., CEO, Sonic Foundry. “I’m pleased to once again say that our quarter delivered strong results across several key financial metrics and we’ve made some exciting progress including acquiring several new investors with a lead investment by the Roumell Opportunistic Value Fund which is run by James Roumell, a highly acclaimed Chevy Chase, MD money manager. Additionally, we secured a new line of credit with U.S. Bank for $3 million. These new contributions allow us to continue to create substantial growth by investing in new markets and providing new working capital that we can invest in future projects.”

“While presentation spaces such as classrooms and training rooms will continue to play a key role in our success in the future, we made the strategic decision at the start of the pandemic to focus more on two new large growth opportunities – cloud video services and hybrid events. We’ve made tremendous progress in these areas over the past months, increasing events and cloud services 17 percent and 34 percent respectively. We’re encouraged by the overall growth from both of these areas and we believe they will continue to be contributors to our growth going forward.”

Mr. Mozden continued: “We’ve also taken huge strides towards accelerating innovation, including our latest release launched in Q3, Mediasite 8. This transformational release builds upon our focus to deliver simple, reliable and flexible technology that supports a digital-first world. Mediasite 8 is the foundation of a reimagined video platform with a design-first user experience at the forefront.”

“COVID continues to be an unpredictable force, but we know higher-education, business and event professionals will continue to leverage video. Mediasite is playing a key role in delivering educational and institutional knowledge in a way that transcends time and distance, virtual or in-person. Mediasite has helped companies stay connected with their employees, customers and partners with unparalleled ability to unite people in real-time all over the world and I am proud of the progress we’ve made as a business.”

Non-GAAP Financial Information

To supplement and enhance the reader’s understanding of our operating performance, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense, severance, and gain from debt forgiveness from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. A reconciliation of net income to adjusted EBITDA for the third quarter ended June 30, 2021 and 2020 are included in the release.

About Sonic Foundry®, Inc.

Sonic Foundry (OTC Pink Sheets: SOFO) is the global leader for video capture, management and streaming solutions as well as virtual and hybrid events. Trusted by more than 5,200 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.sonicfoundry.com.

© 2021 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements

This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future.  These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide.  Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC.  These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department.  All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contacts:

Media:

Jaimee Pitt, Communications

608.216.7592

jaimee.pitt@sonicfoundry.com

Sonic Foundry, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except for share data)

(Unaudited)

	June 30,	September 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$5,445	$7,619
Accounts receivable, net of allowances of $236 and $159	5,448	6,250
Inventories	449	1,167
Investment in sales-type lease, current	148	275
Capitalized commissions, current	300	440
Prepaid expenses and other current assets	930	1,065
Total current assets	12,720	16,816
Property and equipment:
Leasehold improvements	1,113	1,128
Computer equipment	8,377	7,960
Furniture and fixtures	1,549	1,366
Total property and equipment	11,039	10,454
Less accumulated depreciation and amortization	8,066	7,295
Property and equipment, net	2,973	3,159
Other assets:
Investment in sales-type lease, long-term	189	76
Capitalized commissions, long-term	69	100
Right-of-use assets under operating leases	2,853	2,081
Other long-term assets	769	397
Total assets	$19,573	$22,629
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$724	$2,689
Accrued liabilities	2,387	2,565
Current portion of unearned revenue	7,947	10,402
Current portion of finance lease obligations	83	119
Current portion of operating lease obligations	1,150	1,425
Current portion of notes payable and warrant debt, net of discounts	—	1,104
Total current liabilities	12,291	18,304
Long-term portion of unearned revenue	1,850	1,736
Long-term portion of finance lease obligations	26	89
Long-term portion of operating lease obligations	1,721	665
Long-term portion of notes payable and warrant debt, net of discounts	552	2,673
Derivative liability, at fair value	63	66
Other liabilities	31	144
Total liabilities	16,534	23,677
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 4,500 shares; zero shares issued and outstanding, at amounts paid in	—	—
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 8,104,185 and 7,965,325 shares issued, respectively and 8,086,331 and 7,952,609 shares outstanding, respectively	81	80
Additional paid-in capital	209,693	209,022
Accumulated deficit	(205,984)	(209,519)
Accumulated other comprehensive loss	(582)	(462)
Treasury stock, at cost, 12,716 shares.	(169)	(169)
Total stockholders’ equity (deficit)	3,039	(1,048)
Total liabilities and stockholders’ equity (deficit)	$19,573	$22,629

Sonic Foundry, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for share and per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Product and other	$2,659	$2,744	$7,406	$7,612
Services	6,002	5,173	19,131	16,987
Total revenue	8,661	7,917	26,537	24,599
Cost of revenue:
Product and other	1,074	1,199	2,838	3,188
Services	1,548	971	4,770	3,566
Total cost of revenue	2,622	2,170	7,608	6,754
Gross margin	6,039	5,747	18,929	17,845
Operating expenses:
Selling and marketing	2,860	2,980	8,765	9,433
General and administrative	1,103	1,030	3,356	3,647
Product development	1,883	1,511	5,355	4,600
Total operating expenses	5,846	5,521	17,476	17,680
Income from operations	193	226	1,453	165
Non-operating income(expenses):
Interest expense, net	10	(140)	(42)	(621)
Other expense, net	19	(106)	(8)	(150)
Gain on debt forgiveness	2,325	—	2,325	—
Total non-operating income (expenses)	2,354	(246)	2,275	(771)
Income (loss) before income taxes	2,547	(20)	3,728	(606)
Income tax benefit (expense)	99	127	(193)	(12)
Net income (loss)	$2,646	$107	$3,535	$(618)
Dividends on preferred stock	—	—	—	—
Net income (loss) attributable to common stockholders	$2,646	$107	$3,535	$(618)
Income (loss) per common share
– basic	$0.33	$0.01	$0.44	$(0.09)
– diluted	$0.31	$0.01	$0.42	$(0.09)
Weighted average common shares
– basic	8,060,036	7,399,545	8,021,852	6,972,924
– diluted	8,545,156	7,830,293	8,480,856	6,972,924

Sonic Foundry, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended
	June 30,
	2021	2020
Operating activities
Net Income (loss)	$3,535	$(618)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of other intangible	42	204
Depreciation and amortization of property and equipment	773	644
Loss on sale of fixed assets	6	—
Provision for doubtful accounts - including financing receivables	—	31
Provision for inventory reserve	—	90
Loss on conversion of related party debt to equity	—	26
Stock-based compensation expense related to stock options and warrants	375	104
Stock issued for board of director fees	40	61
Deferred loan interest to related party	—	322
Remeasurement loss (gain) on derivative liability	(3)	116
Gain on debt forgiveness	(2,325)	—
Changes in operating assets and liabilities:
Accounts receivable	592	1,077
Inventories	712	(76)
Investment in sales-type lease	1	136
Capitalized commissions	171	127
Prepaid expenses and other current assets	114	(128)
Right-of-use assets under operating leases	(792)	208
Operating lease obligations	795	(234)
Other long-term assets	(395)	(24)
Accounts payable and accrued liabilities	(2,042)	(749)
Other long-term liabilities	(106)	(2)
Unearned revenue	(2,290)	(153)
Net cash (used in) provided by operating activities	(797)	1,162
Investing activities
Purchases of property and equipment	(619)	(683)
Net cash used in investing activities	(619)	(683)
Financing activities
Proceeds from notes payable	—	2,778
Payments on notes payable	(935)	(984)
Proceeds from issuance of preferred stock and common stock	10	2
Proceeds from exercise of common stock options	247	18
Payments on finance lease obligations	(98)	(162)
Net cash (used in) provided by financing activities	(776)	1,652
Changes in cash and cash equivalents due to changes in foreign currency	18	16
Net (decrease) increase in cash and cash equivalents	(2,174)	2,147
Cash and cash equivalents at beginning of year	7,619	4,295
Cash and cash equivalents at end of period	$5,445	$6,442
Supplemental cash flow information:
Interest paid	$32	$114
Income taxes paid, foreign	84	141
Non-cash financing and investing activities:
Property and equipment financed by finance lease or accounts payable	—	478
Conversion of related party debt to common shares	—	5,005

Sonic Foundry, Inc.

Consolidated Non-GAAP Adjusted EBITDA Reconciliation

(in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$2,646	$107	$3,535	$(618)
Add:
Depreciation and amortization	246	215	784	648
Income tax expense (income)	(99)	(127)	193	12
Interest expense	(10)	140	42	621
Stock-based compensation expense	92	18	375	104
Severance	56	-	157	-
Subtract:
Gain from debt forgiveness	2,325	-	2,325	-
Adjusted EBITDA	$606	$353	$2,761	$767